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FOR IMMEDIATE RELEASE November 10, 2005	SYMBOL:DEVC TRADED:Nasdaq
DEVCON ACQUIRES COASTAL SECURITY COMPANY
     DEERFIELD BEACH, Fla, November 10, 2005 —Devcon International Corp. (NASDAQ: DEVC) announces that Devcon Security Holdings, Inc., a wholly-owned subsidiary, has acquired all of the outstanding capital stock of Coastal Security Company (“Coastal”), a leading provider of electronic security services, in a cash for stock transaction valued at approximately $50.4 million.
     Coastal, headquartered in Boca Raton, Florida, provides retail electronic security services to commercial and residential customers principally in South Florida, and wholesale monitoring service to dealers throughout the United States. Through the monitoring and servicing of more than 165,000 security systems, the total contractually recurring monthly revenue to be acquired is approximately $1.26 million. Sheldon Katz, President of Coastal, will be staying on with Devcon’s Security Division (“the Division”) as a Vice President, and will continue to oversee the Company’s Boca Raton-based wholesale monitoring operation as well as be very involved in the Division’s growth initiatives, particularly in the commercial and residential markets.
     Stephen J. Ruzika, Devcon President and CEO, stated, “The acquisition of Coastal is a continuation of our strategy to expand our position in the electronic security services business through internal growth and complementary acquisitions. We welcome Sheldon to the Devcon family and his twenty-three years plus experience in our industry brings added strength to our management team. We believe the combined operations of Coastal and Devcon will greatly enhance our ability to serve our industrial, commercial and residential customers in our chosen markets. Coastal will further enhance Devcon’s commitment to delivering customer-focused security services to businesses, large and small, as well as to the ever-expanding residential new home construction and commercial markets in Florida. The combined company will provide excellent cost, marketing and service synergies.”
     In order to obtain the necessary funds to complete the transaction, Devcon Security Holdings, Inc. and its wholly-owned subsidiary, Devcon Security Services, Inc., have entered into a three (3) year $70 million revolving credit agreement and a 120-day $8 million bridge loan with CapitalSource Finance LLC. Approximately $23.6 million of the new revolving credit facility will be used to repay existing borrowed debt and costs associated with the company’s current loan facility which will be cancelled as part of this transaction. Thomas B. Pagnani, Director with CapitalSource’s Security Lending Group, commented “We are delighted to expand our relationship with Steve Ruzika and his veteran team. With the acquisition of Coastal, Devcon is uniquely positioned in the Florida marketplace, making them one of the strongest regional alarm companies in the country.”
     Additionally, Mr. Ruzika noted that this transaction will enhance Devcon’s leadership position in the electronic security services market with combined recurring monthly revenue in excess of $3.8 million, inclusive of the previous announced merger with Guardian International, Inc.
About Devcon
     Devcon has three operating divisions and an operating joint venture. The Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division now produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua

in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.
About Coastal
     Coastal and its wholly owned subsidiaries provides security, fire, structured cable, access control and CCTV integration and monitoring services for commercial and residential customers in South Florida and through its Central One monitoring division provides wholesale monitoring service to dealers throughout the U.S. The Company operates a full service UL monitoring center located in Boca Raton, Florida from which it monitors and services more than 165,000 homes and businesses. Coastal’s ownership included Topspin Partners L.P., Bariston Partners, Sheldon Katz and Mike McIntosh, amongst others. For more information about Coastal, visit the Company on the Internet at http://www.coastalsecurity.com.
Forward-Looking Statement
     This press release may contain statements which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.
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FOR MORE INFORMATION:	Stephen J. Ruzika, CEO
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com